Exhibit No. 23.4

INDEPENDENT AUDITORS’ CONSENT

We consent to the use in this Pre-effective Amendment No. 1 to Registration Statement No. 333-116244 of Macquarie Infrastructure Assets Trust and Macquarie Infrastructure Assets LLC on Form S-1 of our report dated August 14, 2004 (which report expresses an unqualified opinion and contains an explanatory paragraph relating to the adoption of SFAS 133) relating to the consolidated financial statements of Connect M1-A1 Holdings Limited as at March 31, 2004 and March 31, 2003 and for the three years ended March 31, 2004, 2003 and 2002, appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the heading “Experts” in such Prospectus.

DELOITTE & TOUCHE LLP
London, England

August 18, 2004